Exhibit 10.8
September 25, 2007
MiMedx, Inc.
1234 Airport Road
Suite 105
Destin, Florida 32541
Re: Resignation as President and Amendment to Employment Agreement
Dear MiMedx, Inc.:
I hereby resign from my position as President of MiMedx, Inc. (the “Company”) in order to accept the position of Executive Vice President of the Company, effective as of the date above.
Pursuant to Paragraph 15 of that certain Employment Agreement between myself and the Company dated March 1, 2007, the Company and I hereby agree to amend Paragraph 1 of such Employment Agreement to read in its entirety as follows:
1. Position and Duties. Executive shall be employed by the Company as Executive Vice President, reporting to the Company’s Chairman of the Board. Executive agrees to devote sufficient business time, energy, and skill to his duties at the Company. These duties shall include all those duties customarily performed by an Executive Vice President and the Executive’s services shall be performed primarily out of the Company’s Tampa office.
This amendment shall be effective as of the date set forth above.

Sincerely,
/s/ Matthew J. Miller
Matthew J. Miller

AGREED TO AND ACCEPTED BY:

MiMedx, Inc.

By: /s/ John C. Thomas, Jr.

Name: John C. Thomas, Jr. Its: Chief Financial Officer and Secretary